Exhibit 21.1

The following is a list of subsidiaries of the registrant. The list omits some subsidiaries which, in the aggregate, would not constitute a significant subsidiary.

Jurisdiction of
Name	Organization
2159562 Alberta Ltd.	Canada
Aetos Group, Inc.	Delaware
CISMIS Springfield Corp.	Delaware
Conam Inspection and Engineering Services, Inc.	Delaware
Conam Inspection Services Inc.	Delaware
GMA Aeronautica S.L.U.	Germany
GMA Engineering GmbH	Germany
GMA Holding B.V.	The Netherlands
GMA Werkstoffprufung GmbH	Germany
Mistras Arizona Inspection Services Inc.	Delaware
Mistras Canada, Inc.	Canada
Mistras Engineering Services Inc.	Delaware
Mistras GMA Holdings GmbH	Germany
Mistras Group B.V.	The Netherlands
Mistras Group BVBA	Belgium
Mistras Group GmbH	Germany
Mistras Group Limited	England and Wales
Mistras Group SAS	France
Mistras Group Hellas A.B.E.E.	Greece
Mistras Group South America Ltda	Brazil
Mistras International Holdings Inc.	Delaware
Mistras Quebec Holdings Inc.	Canada
Mistras Western Canada Holdings Inc.	Canada
MWC Management Inc.	Canada
NDT do Brasil Ltd.	Brazil
Onstream Holdings, Inc.	Canada
Onstream Pipeline Inspection Services Inc.	Canada
Onstream Pipeline Inspection USA Inc.	Nevada
Physical Acoustics India Private Ltd.	India
Physical Acoustics South America Ltda.	Brazil
Quality Services Laboratories, Inc. (1)	Delaware
QSL NDT Inc.	Delaware
QSL NDT Quebec Inc.	Canada
R.A.C. Group Inc.	Canada
Rope Access Calgary, Inc.	Canada
The Nacher Corporation	Louisiana
West Penn Non-Destructive Testing, LLC	Pennsylvania

(1) Also does business under the names QSL and QSL Plus.